UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 29, 2015

MAJESCO ENTERTAINMENT COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

404I-T Hadley Road
S. Plainfield, New Jersey 07080
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (732) 225-8910

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 29, 2015, Majesco Entertainment Company (the “Company”) entered into separate subscription agreements (each, a “Subscription Agreement”) with accredited investors (the “Investors”) relating to the sale of $5,050,000 of units (the “Units”) at a purchase price of $1.20 per Unit, with each Unit consisting of one share (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), provided that, if the issuance of any such Common Stock would result in the recipient Investor owning in excess of 4.99% of the Company’s issued and outstanding Common Stock, then such accredited investor could elect to receive shares of the Company’s 0% Series C Convertible Preferred Stock (the “Preferred C Shares”) in lieu of Shares that are, on an as converted basis, equal to one share of Common Stock for every Unit purchased, and a three year warrant (the “Warrants”) to purchase one share of the Company’s Common Stock at an initial exercise price of $1.40 per share (such sale and future issuance, the “Private Placement”).  In addition, since the Private Placement of the Units is being undertaken pursuant to the stockholder approval previously received, pursuant to which the maximum number of securities approved for issuance was 5,000,000, the Warrants will include a provision that will prevent their exercise to the extent such exercise would result in the Company exceeding this aggregate amount with respect to the Private Placement, unless and until further stockholder approval is received in order to issue Common Stock in excess of such amount.

The offering is being made pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).  On the closing date (the “Closing Date”) of the Private Placement, the Company will enter into separate registration rights agreements (the “Registration Rights Agreement”) with each of the Investors, pursuant to which the Company will undertake to file a registration statement to register the Shares and, as applicable, the Common Stock issuable upon the conversion of the Preferred C Shares, within thirty-days following the Closing Date, to cause such registration statement to be declared effective by the Securities and Exchange Commission within ninety-days of the filing day and to maintain the effectiveness of the registration statement until all of such shares of Common Stock have been sold or are otherwise able to be sold pursuant to Rule 144.  In the event the Company fails to file, or obtain effectiveness of, such registration statement with the given period of time, the Company will be obligated to pay liquidated damages to the Investors for every thirty-days during which such filing is not made and/or effectiveness obtained, such fee being subject to certain exceptions.

The proceeds of the Private Placement will be deposited into an escrow account (the “Escrow Amount”) with Signature Bank, as escrow agent (the “Escrow Agent”) pursuant to an escrow agreement (the “Escrow Agreement”), to be entered into by and between the Company, the Lead Investor (as defined in the Subscription Agreement) and the Escrow Agent, and certificates representing the Warrants and a record of the Preferred C Shares and Common Stock, purchased in the Private Placement will be deposited and recorded with the Company’s corporate secretary (the “Securities Escrow Agent”) to be held in escrow. On the Closing Date, twenty percent (20%) of the Escrow Amount will be released by the Escrow Agent to the Company in exchange for the release of twenty percent (20%) of Units by the Securities Escrow Agent to the Investors.  Following the Closing Date, in one or multiple tranches, the remaining eighty percent (80%) of the Escrow Amount will be released (the “Subsequent Release”) by the Escrow Agent to the Company and the corresponding percentage of Units shall be released to the Investors, provided that, either, (i) the Lead Investor has approved the release or (ii) the Company has satisfied certain conditions precedent, as described in the Subscription Agreement.

The foregoing descriptions of the Subscription Agreement and the Registration Rights Agreement are qualified in their entireties by reference to the full text of the Form of Subscription Agreement and the Form of Registration Rights Agreement, which will be filed as exhibits following closing of the Private Placement which is expected to occur as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY

Dated: May 5, 2015	/s/ Jesse Sutton
Jesse Sutton
Chief Executive Officer